OLD NATIONAL BANCORP

NYSE: ONB
www.oldnational.com

NEWS RELEASE
October 21, 2005

OLD NATIONAL ENHANCES CORPORATE GOVERNANCE BY
ESTABLISHING STOCK OWNERSHIP GUIDELINES FOR TOP
EXECUTIVES AND DIRECTORS, INCREASES SHAREHOLDER VALUE BY
ACCELERATING VESTING OF STOCK OPTIONS

Contacts:
Financial Community: Lynell J. Walton - (812) 464-1366 Vice President - Investor Relations	Media: Kathy Schoettlin - (812) 465-7269 Asst. Vice President - Public Relations

Old National Bancorp (NYSE: ONB) today announced that the Compensation and Management Development Committee of the Board of Directors, in an effort to improve corporate governance and align executive and shareholder interests, approved, on October 17, 2005, the establishment of stock ownership guidelines for top executives and directors. The committee also approved the accelerated vesting of all currently outstanding unvested stock options to purchase common stock of Old National Bancorp.

Larry Dunigan, Chairman of the Board, commented, "We believe both of these actions to be in the best long-term interest of our company and its shareholders. The ownership guidelines are consistent with today's emphasis on higher standards of corporate governance and will further enhance the alignment of executive management and shareholder interests. It shows commitment on the part of management and directors and follows in line with our strategic imperatives of enhancing management discipline and achieving consistent quality earnings.

"The accelerated vesting of stock options will increase shareholder value, along with perpetuating consistent quality earnings, as it will reduce the company's reported compensation expense over the next two years."

STOCK OWNERSHIP GUIDELINES

The Compensation and Management Development Committee established stock ownership guidelines for Old National's nine member Executive Leadership Group. These guidelines are based on multiples of three to five times base salary, depending on the executive's level of responsibility. President and CEO Bob Jones is required to hold five times his base salary and Mike Hinton, Senior Executive Vice President and COO, is required to hold four times his base salary. The remaining executives are required to hold three times their base salary. The guidelines are effective immediately, and the committee is requiring these ownership targets be met in five years, or by the end of 2010.

Members of the Executive Leadership Group, in addition to Jones and Hinton, include: Executive Vice President and CAO Annette Hudgions, Executive Vice President and CFO Chris Wolking, Executive Vice President and CCO Daryl Moore, Executive Vice President and CRO Barbara Murphy, Executive Vice President and CEO Wealth Management, Carrie Ellspermann, Executive Vice President CHRO Allen Mounts, and Executive Vice President and Chief Legal Counsel/Government Relations Jeff Knight.

The Committee also established ownership guidelines for the ten non-employee members of Old National's Board of Directors. Each non-employee director is required to hold an amount of Old National stock equal to or exceeding $100,000. Similar to the executive ownership guidelines, these directors are required to meet these ownership targets within five years, or by the end of 2010.

ACCELERATED VESTING OF STOCK OPTIONS

The decision to accelerate the vesting of outstanding unvested stock options (Options) was made primarily to reduce non-cash compensation expense that would have been recorded in the company's income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006. As a result of this decision, Old National expects to reduce the after-tax stock option expense it would have been required to record by approximately $1.3 million in 2006 and $.1 million in 2007.

As a result of the vesting acceleration, options to purchase approximately 1.1 million shares of Old National stock become exercisable immediately. These Options would have vested through February 1, 2007. Based on the company's closing stock price of $20.10 on the date of accelerated vesting, all of the Options were "underwater;" that is, the Option's exercise price was greater than the current market value of the company's stock. Thus, these Options had no financial value at that time. The number of shares, exercise prices and terms of the Options, subject to acceleration, remain the same.

With $8.7 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company's website at www.oldnational.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," "anticipates," and "should," which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plans and other matters discussed in this news release, and other factors identified in the company's form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.